Exhibit 12.2
COMPUTATION OF RATIO OF EBITDA TO INTEREST EXPENSE, NET(1)
     The following table sets forth Lamar Media’s ratio of EBITDA to expense interest, net for the periods indicated.

								TWELVE
								MONTHS
						SIX MONTHS ENDED		ENDED
	YEARS ENDED DECEMBER 31,					JUNE 30,		JUNE 30,
(dollars in
thousands)	2001	2002	2003	2004	2005	2005	2006	2006

EBITDA(2)	$327,704	$328,501	$287,551	$394,464	$453,392	$224,440	$234,004	$462,956

Interest expense, net	114,590	94,061	77,350	64,425	80,345	36,324	50,333	94,354

Ratio of EBITDA to expense interest, net	2.9x	3.5x	3.7x	6.1x	5.6x	6.2x	4.6x	4.9x

(1)	The ratio of EBITDA to interest expense, net is defined as EBITDA divided by net interest expense.

(2)	EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization. For the fiscal years ended 2002, 2003 and 2005, EBITDA includes $5.9 million, $21.1 million and $4.0 million in loss on debt extinguishment, respectively, and EBITDA for the year ended 2003 also includes a cumulative effect of a change in accounting principle of $40.2 million. EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in the media industry. Our management also believes that EBITDA is useful in evaluating our core operating results. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Because EBITDA is not calculated identically by all companies, the presentation in this prospectus may not be comparable to those disclosed by other companies. In addition, the definition of EBITDA differs from the definition of EBITDA applicable to the covenants for the notes. Please refer to the reconciliation of EBITDA to net income (loss) on page 11 of the prospectus.